                                                                   EXHIBIT 99.3



Verizon Wireless News Release


Contacts:
Tom Pica
908 306-4385 (Office)
914 772-0757 (Wireless)

Jim Gerace
908 306-7508

August 20, 2000

VERIZON WIRELESS ANNOUNCES AGREEMENT WITH UNIONS

BEDMINSTER, NJ - Verizon Wireless has agreed to grant the Communications Workers of America and the International Brotherhood of Electrical Workers "neutrality and card check recognition" in the event the unions try to organize Verizon Wireless employees. The agreements take effect next year and apply in 13 Eastern states, the District of Columbia, and in the company's former Ameritech Cellular markets in the Midwest.

"Our agreements are consistent with the view that this decision is not owned by the company or the union, but belongs to our employees alone," said Marc Reed, Verizon Wireless Vice President-Human Resources. "It should be clear that this agreement takes effect starting in six months and even then does not automatically lead to unionization. Our agreement simply provides an expedited process for employees to make an informed choice in the event of an organizing effort by these unions."

The agreements reached with the unions call for neutrality and card check. Neutrality permits the company and the unions to present facts to employees considering union organization and to discuss with employees the pros and cons of union representation. The card check agreements require the unions to gather signed cards from 55 percent of the employees in a specified work group in order to represent them. The card process replaces a National Labor Relations Board secret ballot where only a simple majority is required for union recognition.

The agreements do not apply to outside sales employees, or in properties contributed to the joint venture by Vodafone Group and PrimeCo. The agreements take effect in 180 days, but do not apply to store employees for one year.

The company also reached agreement on a three-year contract with the CWA local representing 46 technicians in the New York Metro Region. The contract provides for annual wage increases of four, three and three percent with a one-time cash payment of two percent in the contract's third year. It also provides for participation in the Verizon Wireless benefits plans.

Reed said the agreements preserve the flexibility that the company requires to maintain its aggressively customer-focused operations and to compete successfully in the fast-paced, wireless marketplace.

                                       ###

About Verizon Wireless

Verizon Wireless is the largest wireless communications provider in the U.S., serving more than 25.6 million voice and data customers and nearly 4 million paging customers. The new coast-to-coast company was formed through the combination of the U.S. wireless businesses of Bell Atlantic Corp. and GTE Corp -- now Verizon Communications (NYSE: VZ) -- and Vodafone (NYSE: VOD; LSE). The company, which includes the assets of Bell Atlantic Mobile, AirTouch Cellular, GTE Wireless, PrimeCo Personal Communications and AirTouch Paging, is licensed to serve nearly 90 percent of the U.S. population and 96 of the top 100 markets.

Headquartered in New York City and Bedminster, NJ, the company has 30,000 employees. For more information about Verizon Wireless visit its Media Center on the Web at: http://www.verizonwireless.com/verizon/mediacenter/index.shtml.